KERYX ANNOUNCES POSITIVE INTERIM RESULTS FROM PHASE 2 CLINICAL STUDY FOR KRX-101 (SULODEXIDE GELCAPS) FOR THE TREATMENT OF DIABETIC NEPHROPATHY

Data presented by Dr. Edmund J. Lewis, MD, earlier today at National Kidney Foundation (NKF) Spring Clinical Meeting in Washington, D.C.

Keryx to host conference call with Dr. Lewis tomorrow, Friday, May 6th at 8:00 am EDT

New York, NY, May 5, 2005 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced that Edmund J. Lewis, MD, Co-Chairman of the Collaborative Study Group (CSG) and co-principal investigator of the Phase 2 study entitled: “An exploratory, randomized, double-blind, multiple dose study of KRX-101 (sulodexide gelcaps) for the treatment of type 2 diabetic nephropathy patients with persistent microalbuminuria,” presented interim data on KRX-101 during his presentation entitled “Treating Diabetic Nephropathy: From Serpents to Success” delivered earlier today at the National Kidney Foundation’s (NKF) Spring Clinical Meeting in Washington, DC.

The Phase 2 study, which is currently on-going, compares two doses of KRX-101 (200 mg and 400 mg) versus placebo in patients with diabetic microalbuminuria who are receiving an angiotensin converting enzyme inhibitor (ACEi) or angiotensin receptor blocker (ARB) as background therapy. In this study, patients are treated with KRX-101 or placebo for six months and followed for an additional two months post-treatment. The primary endpoint for the study is “therapeutic success” of the two active arms combined vs. placebo at six months. Therapeutic success is a binary composite endpoint defined as conversion from microalbuminuria to normoalbuminuria (with at least a 25% reduction in microalbuminuria) as measured by albumin/creatinine ratio (ACR), or at least a 50% reduction in ACR level relative to baseline.

Patients were randomized 1:1:1, placebo, 200mg and 400mg of KRX-101, respectively. Of the 149 patients randomized, 120 were considered evaluable(1) for this interim analysis of the primary efficacy outcome at six months. Other data presented by Dr. Lewis during his discussion related to secondary endpoints of the study, including KRX-101 (200mg and 400mg) vs. placebo analysis of the individual endpoints comprising therapeutic success (return to normal and 50% reduction from baseline). See Table 1.

Table 1
Primary and Secondary Efficacy Analyses

	KRX-101 (200mg and 400mg) n=82	Placebo n=38
Therapeutic Success	24%	13%
>50% reduction	21%	11%
Normalization	13%	8%

Additionally, Dr. Lewis presented an analysis of these same endpoints for the 200mg dose group vs. placebo. See Table 2.

Table 2
Efficacy Analysis for KRX-101 (200mg) vs. Placebo

	KRX-101 (200mg) n=38	Placebo n=38
Therapeutic Success	29%	13%
>50% reduction	24%	11%
Normalization	16%	8%

(1) Patients were considered evaluable only if the patient had both baseline and 6-month data available at the date of the data cut-off. One patient in the placebo arm was censored pending re-evaluation of that patient’s baseline value. If that patient were included, the therapeutic success, 50% reduction and normalization percentages of the placebo group would be 15%, 13% and 7%, respectively.

Based on the dose response data observed, Keryx and the Collaborative Study Group are considering studying the 200mg dose alone vs. placebo in the pivotal Phase 3 study, as there did not appear to be any additional therapeutic benefit with using the 400mg dose over the 200mg dose in this study. There were no serious adverse events (SAEs) as of the interim analysis that were deemed by the investigators to be related, probably related or possibly related to the study drug.

Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, “We are very excited by these interim data from our pilot study. We believe these data confirm the activity of KRX-101 as a treatment for diabetic nephropathy and increase our confidence that we will be successful in the Phase 3 and 4 pivotal program. Accordingly, as we have previously announced, we plan to commence our pivotal Phase 3 and Phase 4 program this quarter and present the complete data from this Phase 2 study later this year. We are very appreciative of the outstanding support, guidance and dedication that the CSG has provided to the KRX-101 program.”

Dr. Ed Lewis, M.D., Co-Chairman of the Collaborative Study Group, commented, “The CSG is very excited to be involved in this important clinical work. This pilot phase 2 was designed to corroborate the efficacy of sulodexide demonstrated in its previous European clinical trials, as well as to provide a preliminary evaluation of the effects of sulodexide in the hard to treat population of patients that have persistent microalbuminuria despite optimal ACEi/ARB therapy. I believe the data presented today demonstrate that sulodexide has activity in this population where there is no approved therapy. We now look forward to initiating the phase 3 and phase 4 studies as soon as possible with the goal of offering an entirely new treatment approach to patients who desperately need additional treatments for this devastating disease."

Dr. Lawrence Hunsicker, Co-chairman of the CSG, added, "Despite existing therapies, the number of patients progressing to end-stage renal disease continues to rise. With such a compelling need for a novel treatment approach to diabetic nephropathy, the pending pivotal program for KRX-101 represents the most important development in treating diabetic nephropathy today. The CSG is excited to be able to shortly begin enrolling patients and looks forward to the rapid conclusion of this important clinical program."

Conference Call Information

Tomorrow, Friday, May 6, 2005, at 8:00am EDT, the Company will host a conference call featuring Dr. Lewis, who will discuss the Keryx Phase 2 interim data presented during the NKF Meeting.

In order to participate in the conference call, please call 1-800-905-0392 (if calling from the U.S.) or 1-785-832-1508 (if calling from outside the U.S.). Conference ID: KERYX. The conference call will be available for audio replay at http://www.keryx.com, for a period of 15 days after the call.

About KRX-101

Keryx's lead compound under development is KRX-101, a first-in-class, oral heparinoid for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. More than 20 studies have been published assessing the safety and efficacy of KRX-101 in diabetic nephropathy and other vascular conditions. A randomized, double-blind, placebo-controlled, Phase 2 study of the use of sulodexide for treatment of diabetic nephropathy was conducted in 223 patients in Europe, and was published in the June 2002 issue of the Journal of the American Society of Nephrology. The results of this Phase 2 study showed a dose-dependent reduction in proteinuria, or pathological urinary albumin excretion rates.

In the third quarter of 2003, we announced that the Collaborative Study Group (CSG), the world's largest standing renal clinical trial group comprised of academic and tertiary nephrology care centers, would conduct the U.S.-based Phase 2/3 clinical program for KRX-101 for the treatment of diabetic nephropathy. The CSG has previously conducted multiple large-scale clinical trials resulting in over 40 publications in peer-reviewed journals. In addition, the CSG conducted the pivotal studies for two of the three drugs that are currently approved for treatment of diabetic nephropathy. In the fourth quarter of 2003, Keryx initiated the Phase 2 portion of the Phase 2/3 clinical program for KRX-101, and in the third quarter of 2004, we completed the target enrollment for this Phase 2 portion of the clinical program.

In January 2005, the Company announced that the CSG recommended proceeding to the Phase 3 portion of the Phase 2/3 clinical program of KRX-101, as planned. This recommendation was based on the completion, by an independent Data Safety Monitoring Committee, or DSMC, on January 4, 2005, of a safety evaluation of the first interim analysis from the Phase 2 study, and an efficacy assessment of the same data set conducted by the CSG.

In March 2005, the Company announced that it had finalized a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA) for the pivotal Phase 3 and Phase 4 clinical trials of KRX-101. The clinical plan to support an NDA approval for KRX-101 under Subpart H (accelerated approval), as agreed upon with the FDA under an SPA, consists of: (i) a single Phase 3 trial in patients with microalbuminuria based on the surrogate marker of regression of microalbuminuria as the primary endpoint; (ii) supportive data from previously conducted clinical studies; and (iii) substantial recruitment into our Phase 4 confirmatory study that will measure clinical outcomes in patients with overt nephropathy, or macroalbuminuria. Keryx expects to commence its pivotal program, including both Phase 3 and Phase 4 studies for KRX-101, in this quarter.

Keryx holds an exclusive license to KRX-101 in the territories of North America, Japan and certain other markets.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx is developing KRX-101 (sulodexide), a novel first-in-class oral heparinoid compound for the treatment of diabetic nephropathy, which is in a Phase 2/3 clinical program. Additionally, Keryx is developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt and other important signal transduction pathways, which is in Phase 2 clinical development. Keryx also has an active in-licensing and acquisition program designed to identify and acquire clinical-stage drug candidates. Keryx Biopharmaceuticals is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-101, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-101; the risk that the data (both safety and efficacy) from the complete Phase 2 study will not coincide with the data analysis discussed in this press release; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.